PROSPECTUS SUPPLEMENT
     (To Prospectus and Prospectus Supplement Dated March 6, 1997)

                                  55,000 Shares


                               DYNEX CAPITAL, INC.

                             SHARES OF COMMON STOCK
                                (Par Value $0.01)


      Pursuant to a Sales Agency Agreement dated as of March 6, 1997 (the "Sales Agency Agreement") between Dynex Capital, Inc. (the "Company") and PaineWebber Incorporated ("PaineWebber"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated by reference herein, the Company has sold, through PaineWebber, as agent of the Company, 55,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange (the "NYSE").

      Shares sold during Pricing Period

               22,000  Average Market Price Shares
               33,000  Additional Shares
               ------
               55,000  Total Shares Sold


      Arithmetic Mean of the High and Low Sales Prices of the Shares reported on the NYSE (the "Average Market Price") for each day of the Pricing
            Period:

                                                                                    Average (or Total)
                09/15/97      09/16/97     09/17/97      09/18/97     09/19/97       for Pricing Period
                --------      --------     --------      --------     --------       ------------------
                $14.7500      $14.9063     $14.9688      $15.0000     $14.9375            $14.9125


       High and Low Sales Prices at which Average Market Shares were sold during pricing period:

                 High: $15.0625                     Low: $14.7500

Average Market Price Shares:

Gross Proceeds to Company...............$  328,075.00             Gross Sales Proceeds....................$   328,662.50
3.0% Discount...........................$    9,842.25             Compensation to Agent...................$    10,429.75
                                        -------------                                                         -----------
Net Proceeds to Company.................$  318,232.75             Net Proceeds to Company.................$   318,232.75

Additional Shares Sold:

Gross Proceeds to Company...............$  491,525.00
Commission to PaineWebber...............$   14,745.77
                                         ------------
Net Proceeds to Company.................$  476,779.23

Total Net Proceeds to Company...........$  795,011.98             Total Compensation to Agent.............$    25,175.52

On the last day of the Pricing Period, the last reported sales price of the Stock on the NYSE was.........$      15.0000

Note:.S.E.C.fees  were  not  used  in  arriving  at any of the  above figures.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus Supplement is September 23, 1997.